John H. Lively
The Law Offices of John H. Lively & Associates, Inc.
A Member Firm of The 1940 Act Law Group
2041 West 141st Terrace, Suite 119
Leawood, KS 66224
Phone: 913.660.0778 Fax: 913.660.9157
john.lively@1940actlawgroup.com

July 29, 2010 PFS Funds 480 North Magnolia Avenue Suite 103 El Cajon, California 92020 Ladies and Gentlemen:

     We hereby consent to the use of our name and to the reference to our firm as “Legal Counsel” in the prospectus and statement of additional information for the Wireless Fund, a series portfolio of PFS Funds (the “Trust”), each of which is included in Post-Effective Amendment No. 17 to the Registration Statement under the Securities Act of 1933, as amended (No. 333-94671), and Amendment No. 17 to Registration Statement under the Investment Company Act of 1940, as amended (No. 811-09781), on Form N-1A of the Trust.

Sincerely, /s/ John H. Lively On behalf of The Law Offices of John H. Lively & Associates, Inc.